Maine & Maritimes Corporation Declares Quarterly Dividend

PRESQUE ISLE, ME -- 03/08/2005 -- Maine & Maritimes Corporation (AMEX: MAM) today announced that its Board of Directors on March 4, 2005, declared a quarterly dividend of $0.25 per share on its common stock. This action is in line with Maine & Maritimes Corporation's indicated annual dividend level of $1.00 per share for 2005. The common dividend is payable April 1, 2005, to shareholders of record as of March 18, 2005.

Maine & Maritimes Corporation is the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility. MAM is also the parent company of The Maricor Group, its Canadian subsidiary, The Maricor Group, Canada Ltd, and its US subsidiary RES Engineering, Inc., both engineering, asset development and lifecycle asset management services companies; Maricor Properties Ltd, a Canadian real estate development and investment company, and its Canadian subsidiary Mecel Properties Ltd; and Maricor Technologies, Inc., a technology based subsidiary. MAM's headquarters are in Presque Isle, Maine and its subsidiaries maintain offices in Moncton and Saint John, New Brunswick, Canada; Halifax, Nova Scotia, Canada; Hudson and Boston, Massachusetts, and Portland, Maine. MAM's corporate website is www.maineandmaritimes.com

Cautionary Statement Regarding Forward-Looking Information:

Except for historical information, all other information provided in this news release consists of "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1935. These "forward-looking statements" are subject to risks and uncertainties, which could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these risks and uncertainties are discussed and identified in Maine & Maritimes Corporation's public filings made with the Securities and Exchange Commission, and include (but are not limited to) a possible inability to raise adequate capital to execute proposed strategies, changes in overall strategy due to economic, regulatory, governmental and/or market conditions, the costs and difficulties related to integration of potentially acquired businesses, potential changes in customer and supplier relationships of potentially acquired firms, changes in governmental regulations, changes in management, and changes in financial markets.

Contact:
Annette N. Arribas
Vice President, Corporate Compliance and Investor Relations
Maine & Maritimes Corporation
Phone: 207.760.2402
Fax:   207.760.2403
aarribas@maineandmaritimes.com